Exhibit 12.1






                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)


                                                                               Twelve Months Ended
                                        ---------------------------------------------------------------------------------------
                                        September 30,                           December 31,
                                        ---------------------------------------------------------------------------------------
                                                                                                                       1991
                                           1996        1995        1994        1993        1992        1991 (a)    Adjusted (a)
                                           ----        ----        ----        ----        ----        --------    ------------
Earnings:
     Net Income......................     $264,471    $239,570    $243,486    $250,386    $246,805     $(222,649)    $184,380
     Income taxes (1)................      152,186     141,267     177,244     188,907     181,355       (94,750)     128,801
     Fixed Charges...................      206,724     214,768     213,581     220,590     246,246       281,959      281,959
                                          --------    --------    --------    --------    --------     ---------     --------
       Total.........................     $623,381    $595,605    $634,311    $659,883    $674,406     $ (35,440)    $595,140
                                          ========    ========    ========    ========    ========     =========     ========

Fixed Charges:
     Interest expense................     $160,513    $168,175    $166,045    $171,272    $190,746      $227,624     $227,624
     Amortization of debt discount,
       premium and expense...........        8,684       8,622       8,854       9,203       8,000         5,995        5,995
     Estimated interest portion of
       annual rents (2)..............       37,527      37,971      38,682      40,115      47,500        48,340       48,340
                                          --------    --------    --------    --------    --------     ---------     --------
       Total.........................     $206,724    $214,768    $213,581    $220,590    $246,246     $ 281,959     $281,959
                                          ========    ========    ========    ========    ========     =========     ========

Ratio of Earnings to Fixed Charges
     (rounded down)..................         3.01        2.77        2.96        2.99        2.73         -0.13         2.11
                                          ========    ========    ========    ========    ========     =========     ========

(1)  Income Taxes:
     Charged to operations...........     $190,065    $178,865    $168,202    $168,056    $164,620     $  96,273     $117,408
     Charged (credited) to other
       accounts......................      (37,879)    (37,598)       9,042     20,851      16,735      (191,023)      11,393
                                          --------    --------    ---------   --------    --------     ----------    --------
       Total.........................     $152,186    $141,267    $177,244    $188,907    $181,355     $ (94,750)    $128,801
                                          ========    ========    ========    ========    ========     =========-    ========

(2)  Estimated interest portion of
     Unit 2 lease payments included
     in estimated interest portion of
     annual rentals..................     $ 35,166    $ 35,422    $ 35,710    $ 37,407    $ 43,581     $  43,625     $ 43,625
                                          ========    ========    ========    ========    ========     =========     ========

_______________________
(a)  The write-off resulting from a December 1991 Arizona Corporation Commission order settling the Company's  then-pending rate case resulted in a negative coverage ratio and an earnings  coverage  deficiency of approximately  $317 million for the twelve  months  ended  December  31,  1991.  Excluding  the effects of the  write-off,  the coverage ratio would have been 2.11 for the same period.
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